                                                                    EXHIBIT 12.1

                       St. Mary Land & Exploration Company
               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)

                                   Three Months Ended March 31,                           Years Ended December 31,
                                 -------------------------------    -----------------------------------------------------------
                                         2002              2001              2001             2000     1999      1998     1997
                                 ---------------------    ------    ---------------------    ------   ------    ------   ------
                                 Historical  Pro Forma(1)           Historical Pro Forma(1)
                                 ----------  ---------              ---------- ----------
Earnings:
 Income (loss) from
  continuing operations             $ 2,318    $ 1,973   $20,393       $40,459    $38,559   $55,620  $    82  $ (8,831) $22,621
 Income tax expense (benefit)         1,122        955    11,481        21,829     20,738    33,667     (406)   (5,415)  12,325
 Total fixed charges                    619      1,132       251           904      4,561     1,043    1,451     1,854    1,315
 Less capitalized interest               90         90       147           473      1,139       548      270         -        -
                                    -------    -------   -------       -------    -------   -------  -------  --------  -------
Total earnings                      $ 3,969    $ 3,970   $31,978       $62,719    $62,719   $89,782  $   857  $(12,392) $36,261
                                    =======    =======   =======       =======    =======   =======  =======  ========  =======

Fixed charges:
 Interest expense                   $   529    $ 1,042     $ 104       $   431    $ 3,422   $   495  $ 1,181   $ 1,854  $ 1,315
 Capitalized interest                    90         90       147           473      1,139       548      270         -
                                    -------    -------   -------       -------    -------   -------  -------   -------  -------                                                                                                                                                                                                                                         --       --
Total fixed charges                 $   619    $ 1,132   $   251       $   904    $ 4,561   $ 1,043  $ 1,451   $ 1,854  $ 1,315
                                    =======    =======   =======       =======    =======   =======  =======   =======  =======

Ratio of earnings to fixed              6.4        3.5     127.4          69.4       13.8      86.1      0.6(2)   (6.7)(2) 27.6
 charges

Note:    For purposes of computing St. Mary Land & Exploration Company's ratios of earnings to fixed charges, "earnings" represent pretax earnings from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest expensed and capitalized. Interest expense includes the portion of operating rental expense that St. Mary believes is representative of the interest component of rental expense.

(1)  Gives pro forma effect to (a) the use of proceeds from the issuance in
     March 2002 of $100 million total principal amount of 5.75% senior convertible notes due 2022 to repay $50.45 million in outstanding debt under St. Mary's revolving credit facility and (b) a five-year fixed rate-to-floating rate interest swap entered into with respect to $50 million of the notes. The floating interest rate under the swap for each applicable six-month period will be the London interbank offered rate plus
     0.38%. For the initial six-month calculation period this rate is 2.69%.

(2)  Earnings in 1999 and 1998 were inadequate to cover fixed charges, with a deficiency of $0.6 million and $14.3 million, respectively.